Exhibit 99.1

ABX AIR REPORTS INCREASED EARNINGS FOR QUARTER AND YEAR

Charter segment revenues increase 93% for the quarter,

76% for the year

WILMINGTON, OH—February 21, 2007—ABX Air, Inc., (NASDAQ: ABXA) today reported net earnings of $68.9 million for the fourth quarter and $90.1 million for the year ended December 31, 2006.

Net earnings include a non-cash, income tax benefit of $54.0 million associated with the recognition of previously reserved deferred tax assets. ABX Air’s net earnings per diluted share were $1.18 for the fourth quarter and $1.54 for 2006. The $54.0 million income tax benefit added $0.93 and $0.92, respectively, to the fourth quarter and full year 2006 diluted net earnings per share.

For the fourth quarter of 2006, pre-tax earnings increased 64% compared to the previous fourth quarter, to $14.9 million, or $0.25 per diluted share, on $306.3 million of revenues. For the year, pre-tax earnings increased 19% over 2005, to $36.0 million, or $0.62 per diluted share, on revenues of $1.26 billion.

“We finished strong in 2006, with earnings gains and positive operating cash flow from support of our largest customer, DHL, and from our own rapidly growing air charter operations,” ABX Air President and CEO Joe Hete said. “Those gains provide a solid platform for making still further progress in our businesses during 2007.”

Results Associated with the DHL Agreements

ABX Air’s pre-tax earnings associated with services it performs for DHL Express (USA), Inc., (“DHL”) improved despite lower revenues from that business for both the fourth quarter and full year 2006. Pre-tax earnings from DHL-related services were up 62% to $10.0 million for the fourth quarter of 2006 and up 5% to $22.5 million for the year.

The increase in fourth-quarter DHL-related pre-tax earnings was driven primarily by ABX Air’s improved performance against service-related goals under ABX Air’s two commercial agreements with DHL. Incremental mark-ups for service performance under these agreements contributed $3.3 million to fourth-quarter pre-tax earnings in 2006, compared with just $0.7 million in the fourth quarter of 2005.

“We were able to sustain excellent service levels for our largest customer throughout 2006, substantially improving on our 2005 performance,” Hete said. “We are proud of the role our people played in helping DHL provide outstanding on-time service to its customers.”

Revenues declined in 2006 principally because DHL assumed management of its line-haul trucking operations from ABX Air in May 2006. ABX Air’s revenues from those line-haul management operations were approximately $0.3 million in the fourth quarter of 2006, compared with $81.5 million in the fourth quarter of 2005. Full-year results from those operations were $1.6 million in pre-tax earnings on revenues of $83.1 million in 2006, and $4.3 million in pre-tax earnings on revenues of $297.6 million in 2005, including fuel surcharge.

ABX Air’s fourth quarter 2006 pre-tax earnings include $10.0 million from its two contracts with DHL. Under the aircraft, crew, maintenance and insurance (ACMI) and Hub Services agreements, ABX earns a base mark-up on eligible costs and can earn incremental mark-up revenues for meeting certain quarterly cost, or annual cost or service goals. Any incremental mark-up earned from attainment of annual cost and service goals is recognized in the fourth quarter.

ABX Air’s fourth quarter 2006 pre-tax earnings from the two contracts include $2.5 million from the base mark-up and $7.5 million from its performance against incremental mark-up goals. DHL-related pre-tax earnings of $6.1 million for the fourth quarter of 2005 included $0.8 million from the base mark-up and $5.3 million from the achievement of incremental mark-up goals. The following are incremental mark-ups included in fourth-quarter revenues and pre-tax earnings for each period:

Incremental Mark-ups from DHL Contracts	Three Months Ended December 31,
($ in millions)	2006			2005
	ACMI	Hub Services	Total	ACMI	Hub Services	Total
Quarterly cost-related	$0.1	$—	$0.1	$0.6	$—	$0.6
Annual cost-related	4.1	—	4.1	4.0	—	4.0
Annual service-related	1.2	2.1	3.3	0.7	—	0.7

Total Incremental Mark-up	$5.4	$2.1	$7.5	$5.3	$—	$5.3

For 2006, ABX earned 100% of its available annual cost and service incentives under the ACMI agreement and 70% of its available service incentive under the Hub Services agreement. Annual service-related incentive performance improved under both agreements compared to 2005, when ABX Air earned 60% of its available annual service incentives under the ACMI agreement, but no annual service incentives under the Hub Services agreement. For both 2006 and 2005, ABX earned 100% of available annual cost-related incentive under the ACMI agreement, but none of the annual cost-related incentive under the Hub Services agreement. The 2005 service incentive performance under the Hub Services agreement was negatively impacted by operational changes associated with the September 2005 Wilmington hub consolidation, as well as the relocation of two regional hubs.

For the year ended December 31, 2006, pre-tax earnings from base revenues under the two DHL contracts were $12.0 million, and the incremental cost and service mark-ups were $10.5 million, including quarterly and annual amounts. For the year ended December 31, 2005, pre-tax earnings from base revenues were $13.5 million, and incremental cost and service mark-ups added $7.8 million.

Results from Non-DHL Air Charter Operations

Operating results associated with ABX Air’s non-DHL businesses also increased, driven by expanded air charter operations. Revenues from ABX Air’s non-DHL air charter segment increased by 93% to $8.6 million for the fourth quarter of 2006 from $4.5 million in the fourth quarter of 2005. Pre-tax earnings as a percentage of charter revenue doubled to 22% versus 11% a year ago. Both revenues and margins benefited from a holiday-season flight for the United States Postal Service (“USPS”) using an ABX Air Boeing 767 freighter. For the full year 2006, air charter revenues increased 76% to $24.4 million with a 15% pre-tax earnings margin from $13.9 million with an 8% pre-tax earnings margin in 2005.

“By quarter-end, we had four Boeing 767 freighter aircraft operating for customers other than DHL, including one that entered service late in the quarter,” said Hete. “These aircraft were quickly integrated into our ACMI charter businesses, and fourth quarter customer utilization of the aircraft was quite high. We anticipate placing six additional 767 freighters into service during 2007, and we expect these aircraft to contribute significantly to our bottom line based upon the strong customer demand.”

“Our decision to allocate capital to add twelve Boeing 767 freighter aircraft to our ABX Air fleet has thus far generated the double-digit air charter margins we anticipated when we made that decision in 2005,” said Hete. “With four 767 freighters now deployed outside of our core DHL ACMI agreement, plans to add six more in 2007 and two in 2008, plus the three USPS facilities we now operate, we expect to see a continuation of growth in our non-DHL revenue stream.”

Results from other Non-DHL Operations

Revenues from ABX Air’s other non-DHL operations increased by 56% to $11.2 million for the fourth quarter of 2006 from $7.2 million in the fourth quarter of 2005. Revenues for the full year from ABX Air’s other non-DHL operations increased by 19% to $24.1 million from $20.2 million. In September 2006, ABX Air began managing two USPS sorting facilities in Dallas and Memphis to go along with a third USPS facility in Indianapolis that ABX has operated since September 2004. Fourth-quarter 2006 pre-tax earnings for ABX Air’s other non-DHL operations were affected by start-up losses from the two added USPS sorting facilities, which were more than offset by gains from sales of certain surplus DC-8 aircraft during the fourth quarter of 2006.

Income Taxes

ABX Air has not reflected income tax expense since its separation from Airborne, Inc. in 2003, even though it has had pre-tax profits in each year since separation, because the tax expense has been offset by reductions in its valuation allowance on net deferred tax assets. At the time of the separation from Airborne, Inc. a full valuation allowance was recorded against ABX Air’s net deferred tax assets. The allowance was originally recorded because it was deemed more likely than not that the Company would be unable to realize the benefits of its net deferred tax assets.

In the fourth quarter of 2006, ABX Air reversed the remaining valuation allowance on its net deferred tax assets. Management’s projections of future earnings and successful implementation of diversification strategies combined with a three year history of profitable results indicate that the Company will more likely than not be able to utilize its net deferred tax assets, including its net operating loss carryforwards.

Beginning in 2007, ABX Air expects to record income tax expense at an effective rate of approximately 38% of pre-tax earnings. The Company does not expect to pay federal income taxes for at least the next two years based on forecasted usage of net operating loss carryforwards. ABX Air may, however, be required to pay alternative minimum taxes and certain state and local income taxes before then.

Adoption of SFAS No. 158

As discussed in ABX Air’s third quarter 2006 10-Q filing, in September 2006 the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.” Among other changes, SFAS No. 158 requires an employer to recognize on its balance sheet the funded status of its pension and other post-retirement benefit plans. SFAS No. 158 requires that defined benefit pension liabilities reflect the funded status of projected benefit obligations, which include estimates of benefits from projected salary increases in future years. Prior to SFAS No. 158, ABX’s balance sheet reflected as a minimum liability the funded status of defined benefit pension obligations based on actual salary rates.

ABX Air adopted SFAS No. 158 effective December 31, 2006. As a result, the Company’s balance sheet reflects an increase in defined benefit post-retirement liabilities of $144.0 million, a decrease in other assets of $2.0 million, an increase in deferred tax assets of $53.0 million, and a decrease in stockholders’ equity of $93.0 million due to SFAS No. 158.

Riverside Hub

ABX Air was notified on February 20, 2007 that DHL would take over the management of the Riverside, California operation effective June 2007. During 2006, the Riverside Hub contributed $11.7 million in revenues and approximately $290,000 in pre-tax earnings, less than 1% of the Company’s total revenue and pre-tax earnings.

Conference Call

ABX Air will host a conference call to review its financial results for the fourth quarter of 2006 on February 22, at 10:00 am Eastern time. Participants should dial (800) 299-8538 and international participants should dial (617) 786-2902 ten minutes before the scheduled start of the call and ask for conference ID #84118095. The call will also be webcast live (listen-only mode) via either www.abxair.com or www.earnings.com for individual investors and www.streetevents.com for institutional investors. A replay of the conference call will be available an hour after the conclusion of the call. It will be available by phone for five days after the call at (888) 286-8010 (international callers (617) 801-6888); use pass code ID #49344065. The webcast replay will remain available via www.abxair.com or www.earnings.com for 30 days.

Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. ABX Air, Inc.’s actual results may differ materially from the results discussed in the forward-looking statements. There are a number of important factors that could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, reductions in the scope of services under the commercial agreements with DHL, maintaining cost and service level performance, the ability to generate revenues from sources other than DHL, the ability to generate taxable earnings sufficient to realize certain tax benefits, and other factors that are contained from time to time in ABX Air’s filings with the U.S. Securities and Exchange Commission, including ABX’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers should carefully review this release and should not place undue reliance on the Company’s forward-looking statements. These forward-looking statements were based on information, plans and estimates as of the date of this release. ABX undertakes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

ABX AIR, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except earnings per share)

	Three Months Ended December 31		Twelve Months Ended December 31
	2006	2005	2006	2005
REVENUES	$306,270	$396,638	$1,260,361	$1,464,390
OPERATING EXPENSES:
Salaries, wages and benefits	167,619	168,672	635,015	610,251
Fuel	62,643	68,313	262,948	257,710
Maintenance, materials and repairs	21,731	28,698	97,108	108,343
Purchased line-haul and yard management	1,895	82,267	88,223	312,286
Depreciation and amortization	11,658	10,816	45,660	41,167
Landing and ramp	4,906	7,236	21,099	26,522
Rent	2,890	1,407	9,716	7,506
Other	16,147	18,174	57,807	61,842

	289,489	385,583	1,217,576	1,425,627

	16,781	11,055	42,785	38,763
INTEREST EXPENSE, NET OF INTEREST
INCOME	(1,894)	(1,972)	(6,772)	(8,451)

PRE-TAX EARNINGS	14,887	9,083	36,013	30,312
INCOME TAX BENEFIT	54,041	—	54,041	—

NET EARNINGS	$68,928	$9,083	$90,054	$30,312

EARNINGS PER SHARE:
Basic earnings per share	$1.18	$0.16	$1.55	$0.52

Diluted earnings per share	$1.18	$0.16	$1.54	$0.52

WEIGHTED AVERAGE SHARES:
Basic	58,270	58,270	58,270	58,270

Diluted	58,487	58,449	58,403	58,475

ABX AIR, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(Unaudited)

(In thousands)

	December 31, 2006	December 31, 2005
ASSETS:
Cash	$63,219	$69,473
Marketable securities	15,374	15,637
Accounts receivable, net	10,365	15,776
Deferred taxes	14,691	—
Other current assets	22,521	19,560

Total Current Assets	126,170	120,446

Property and equipment, net	458,638	381,645
Other assets	7,966	13,952
Deferred taxes	87,024	—

Total Assets	$679,798	$516,043

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current Liabilities	$144,278	$162,269

Pension and retiree obligations	222,587	74,618
Other long-term obligations	192,723	166,077
Stockholders’ Equity	120,210	113,079

Total Liabilities and Stockholders’ Equity	$679,798	$516,043

ABX AIR, INC.

EARNINGS SUMMARY

(Unaudited)

(In thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
REVENUES
DHL Contracts
ACMI
Base mark-up	$114,447	$116,203	$466,967	$480,322
Incremental mark-up	5,399	5,349	7,451	7,027

Total ACMI	119,846	121,552	474,418	487,349
Hub Services
Base mark-up	90,662	171,978	400,336	605,094
Incremental mark-up	2,063	—	3,015	753

Total Hub Services	92,725	171,978	403,351	605,847
Other Reimbursable	73,864	91,459	334,101	337,151

Total DHL	286,435	384,989	1,211,870	1,430,347
Charter	8,602	4,450	24,440	13,864
All other	11,233	7,199	24,051	20,179

Total Revenues	$306,270	$396,638	$1,260,361	$1,464,390

EXPENSES
DHL Contracts
ACMI	$112,725	$114,302	$459,926	$472,283
Hub Services	89,881	173,095	395,391	599,591
Other Reimbursable	73,864	91,459	334,101	337,151

Total DHL	276,470	378,856	1,189,418	1,409,025
Charter	6,678	3,945	20,736	12,726
All other	9,311	5,619	19,356	14,786

Total Expenses	$292,459	$388,420	$1,229,510	$1,436,537

EARNINGS
DHL Contracts	$9,965	$6,133	$22,452	$21,322
Charter	1,924	505	3,704	1,138
All other	1,922	1,580	4,695	5,393
Interest income, net of non-reimbursed interest expense	1,076	865	5,162	2,459

Pre-tax earnings	$14,887	$9,083	$36,013	$30,312

Note: The results above for customers other than DHL do not reflect an allocation of overhead costs that are reimbursed by DHL. The provisions of the commercial agreements with DHL do not require an allocation of reimbursed overhead until such time as ABX derives more than 10% of its total revenue from non-DHL sources.

ABX AIR, INC.

NON-GAAP RECONCILIATON

Diluted earnings per share

(Unaudited)

	Months ended December 31, 2006		Months ended December 31, 2005
	Three	Twelve	Three	Twelve
GAAP diluted earnings per share	$1.18	$1.54	$0.16	$0.52
Effect of tax benefit	0.93	0.92	—	—

Non-GAAP diluted earnings per share	$0.25	$0.62	$0.16	$0.52